Exhibit 10.2

FIRST LEASE AMENDMENT

(Lease Extension)

This Amendment is to the Office Building Lease and Addendum One and Addendum Two dated May 18, 1999 (the “Lease”), by and between Lake Union Building LLC (“Landlord”), and Insightful Corporation, formerly known as Mathsoft, Inc. (“Tenant”). To the extent the terms of this Amendment are inconsistent with the other terms of the Lease, the terms of this Amendment shall control. Unless specifically stated otherwise, all capitalized terms in this Amendment shall have the same meaning ascribed to them in the Lease.

1. PREMISES:

That portion of The Lake Union Building containing approximately 976 square feet of Rentable Area located on the first (1st) floor of the Building and consisting of the space known as Suite 120;

That portion of The Lake Union Building containing approximately 12,544 square feet of Rentable Area located on the fourth (4th) floor of the Building;

That portion of The Lake Union Building containing approximately 12,544 square feet of Rentable Area located on the fifth (5th) floor of the Building.

Currently, the total Rentable Area of the Premises is approximately 26,064 square feet.

All Rentable Area measurements are calculated in accordance with the BOMA Standard Method for Measuring Floor Area in Office Buildings (ANSI/BOMA Z65.1-1996).

2. MODIFICATION OF PREMISES AND RENTABLE AREA – FLOOR 4:

Upon commencement of the Lease Term Extension, Tenant shall occupy the entirety of that portion of The Lake Union Building containing approximately 12,544 square feet of Rentable Area located on the fourth (4th) floor of the Building, and shall pay Rent as outlined in Section 6 below based on 21,520 square feet of Rentable Area, until the Modified Premises are determined.

Landlord and Tenant shall agree upon the location of the demising wall separating that portion of the fourth (4th) floor that Tenant will be occupying during the balance of the Lease Term Extension (“Modified Premises”) from the remainder of the fourth floor by May 31, 2004 (“Agreement Date”). In connection with agreeing upon the location of the demising wall, Tenant and Landlord shall determine the total square feet of Rentable Area of the Modified Premises.

Landlord’s agreement upon and approval of the final space plan shall not constitute agreement upon or approval of any costs of construction. Landlord’s approval of any and all construction expenses and costs of construction shall be determined pursuant to Section 7 below; Landlord shall not participate in any cost or expense in excess of the costs of demising the fourth floor, described in this Section 2, and the tenant improvement allowance and Planning Allowance specified in Section 7 below.

Within fifteen (15) days of Landlord’s and Tenant’s agreement on the location of the demising wall described above, and not later than June 15, 2004 (the “Vacation Date”), Tenant shall vacate and surrender in broom-clean condition that portion of the Premises at Floor 4 that shall no longer be occupied by Tenant, in preparation for Landlord’s modification of the Premises at Floor 4.

Lease Amendment (Lease Extension) – Insightful Corporation

May 11, 2004

In the event the location of the demising wall has not been agreed upon by both Landlord and Tenant by the Agreement Date, Tenant shall commence payment of Rent on that portion of Floor 4 currently in possession of Tenant on the Agreement Date, and such Rent shall be retroactive to the Commencement Date of the Lease Term Extension and shall be adjusted accordingly. Tenant shall continue to pay Rent on that portion of Floor 4 until such time as the location of the demising wall has been mutually agreed by both Landlord and Tenant, and Tenant vacates and surrenders in broom-clean condition any portion of Floor 4 not included in the Modified Premises.

In the event that Tenant has not fully vacated the portion of the Premises it does not intend to occupy, per the Modified Premises by the Vacation Date, Tenant shall commence payment of Rent on that portion of Floor 4 currently in possession of Tenant on the Vacation Date, and such Rent shall be retroactive to the Commencement Date of the Lease Term Extension and shall be adjusted accordingly. Tenant shall continue to pay Rent on that portion of Floor 4 until such time as the location of the demising wall has been mutually accepted by both Landlord and Tenant, and Tenant vacates and surrenders in broom-clean condition any portion of Floor 4 not included in the Modified Premises.

Following the determination of the remaining square feet of Rentable Area occupied by Tenant at Floor 4, a Second Lease Amendment to the Office Building Lease will be drafted in which the Modified Premises shall be defined; the Second Lease Amendment will subsequently be executed by Landlord and Tenant.

Tenant shall pay Rent for the Modified Premises pursuant to Section 6 below. Any rent received by Landlord from Tenant in advance of the Vacation Date specified in the Second Lease Amendment referred to above shall be pro-rated accordingly and applied towards future Rent.

Landlord shall pay all costs incurred in connection with constructing the demising wall and taking all other steps reasonably necessary to separate the Modified Premises from the remainder of the fourth (4th) floor. Such costs to be incurred by Landlord shall be in addition to the tenant improvement allowance and Planning Allowance described in Section 7 below.

3. LEASE TERM EXTENSION:

The Landlord and Tenant hereby agree to extend the term of the Lease for an additional extension term of forty-two (42) months, commencing April 1, 2004, and ending September 30, 2007 (the “Lease Term Extension”).

4. COMMENCEMENT OF LEASE TERM EXTENSION:

April 1, 2004

5. EXPIRATION OF LEASE TERM EXTENSION:

September 30, 2007

6. RENTAL RATE – LEASE TERM EXTENSION PERIOD:

The rental rate during the Lease Term Extension shall be the fully serviced rate charged Tenant by Landlord per Rentable Square Foot (RSF) as set forth below:

Extension Term - The rental rate shall be as follows:

Lease Amendment (Lease Extension) – Insightful Corporation

May 11, 2004

Suite 120

Period	Rate per RSF, annually	Monthly Rent
Months 1 – 36	$10.00	$813.33
Months 37 – 42	$11.00	$894.66

Floors 4 & 5

Period	Rate per RSF, annually	Monthly Rent
Months 1 – 12	$20.00	$34,240.00
Months 13 – 24	$21.00	$35,952.00
Months 25 – 42	$21.50	$36,808.00

The rental rate for Floors 4 and 5 shall be based on 20,544 RSF until the Modified Premises are determined.

Upon final determination of the total square feet of Rentable Area of the Modified Premises, Tenant shall pay Rent for the Modified Premises pursuant to the rental rates above. In the event that the square feet of Rentable Area of the Modified Premises exceeds 21,520 RSF, Tenant shall pay rent on the total Rentable Area, including any RSF in excess of 21,520 RSF. In the event that the square feet of Rentable Area of the Modified Premises is less than 21,520 RSF, Tenant shall pay rent on the total Rentable Area, including any reduction of 21,520 RSF. The Rent shall be adjusted accordingly.

7. TENANT IMPROVEMENTS:

Landlord shall provide a tenant improvement allowance of up to, but not to exceed, $16.50 per RSF, based on the mutually acceptable space plan of the Modified Premises, to be used within the first eighteen (18) months of the Lease Extension Term. Based on 21,520 rentable square feet the tenant improvement allowance will be $355,080.

A space plan of the Modified Premises acceptable to both Landlord and Tenant must be completed in a timely manner. All tenant improvements must be completed by September 30, 2005. Tenant shall give immediate attention to its space plan requirements and shall notify Landlord as soon as Tenant is prepared to meet with Landlord’s architect in order to prepare a space plan for Landlord’s review and approval.

The total square feet of Rentable Area used to initially determine the dollar value of the tenant improvement allowance shall be 21,520 RSF. The tenant improvement allowance shall be adjusted when the square feet of Rentable Area of the Modified Premises is determined.

The tenant improvement allowance may only be used for actual tenant improvements, including, but not limited to, build-out, carpeting, painting, HVAC upgrades, electrical upgrades (including a full scale UPS unit), data and phone cabling, security systems, raised floor, furniture or any other tenant improvements required by Insightful Corporation. Any costs associated with increasing the electrical and cooling capacities from their current levels shall be included in the tenant improvement allowance. Landlord and Tenant shall mutually agree upon the specifications and locations of any electrical, HVAC and card key security upgrades, including any UPS units.

Lease Amendment (Lease Extension) – Insightful Corporation

May 11, 2004

Tenant may install a UPS unit of a type and in a location mutually acceptable to both Landlord and Tenant.

Landlord shall permit Tenant to install an additional HVAC unit for Tenant’s server room of a type and in a location mutually acceptable to both Landlord and Tenant, and which shall include the installation of one additional condensing unit at the building roof; the additional rooftop condensing unit shall be installed at a location approved by Landlord, mounted on sleepers and in such a manner that there is no penetration of the building roof.

Unless their removal is required by Landlord as provided in Section 12 of the Lease, all additions, alterations and improvements made to the Premises shall become the property of Landlord and shall be surrendered with the Premises upon the expiration of the Lease Extension Term including, but not limited to, HVAC equipment and furniture acquired at the expense of Landlord; provided, however, Tenant’s equipment, machinery, furniture and trade fixtures, not acquired at the expense of Landlord, which can be removed without damage to the Premises shall remain the property of Tenant and may be removed, subject to the provisions of Section 13b of the Lease.

Pursuant to Section 9 (Services and Utilities) of the Lease, Tenant shall install and maintain equipment that measures the electric current consumed by any HVAC equipment currently installed for Tenant’s exclusive use at Tenant’s server room, as well as any additional HVAC equipment to be installed per Section 7 of this Amendment, including, but not limited to, any rooftop condensing units or other peripheral equipment required for the operation of any HVAC equipment installed per Section 7 for the exclusive use of Tenant. Tenant shall be solely responsible for all costs related to the maintenance and repair of this equipment.

Tenant shall reimburse Landlord for all electric current consumed in the operation of said HVAC equipment used exclusively by Tenant. Tenant agrees to pay to Landlord promptly upon demand by Landlord for all such electric current consumed, as shown by any electric current meters installed, at the rates charged for such services by the City of Seattle or the local public utility furnishing the same, plus any reasonable additional expense, if any, incurred in keeping account of the electric current so consumed.

Landlord will not agree to any unused tenant improvement balance being applied towards Rent.

Landlord shall pay up to $5,000.00 (five thousand dollars) for space planning, engineering fees and construction drawings (“Planning Allowance”). The Planning Allowance is separate from and in addition to the tenant improvement allowance.

Following completion of a mutually agreed upon final space plan, Landlord will promptly cause to be prepared and delivered to Tenant an estimate of construction costs. If the estimated construction cost is less than the tenant improvement allowance, the estimated construction cost will be deemed approved unless Tenant notifies Landlord of Tenant’s objection to the construction cost estimate within five (5) business days of Tenant’s receipt of the estimate. Landlord thereafter shall take reasonable steps to modify the estimate of construction costs to address Tenant’s objection and shall deliver to Tenant a revised estimate of construction cost. If the estimated construction cost is more than the tenant improvement allowance, Tenant will establish the maximum approved cost (“Tenant’s Maximum Approved Cost”) by either:

a) Agreeing in writing to pay the amount by which the estimated construction cost exceeds the tenant improvement allowance or;

Lease Amendment (Lease Extension) – Insightful Corporation

May 11, 2004

b) Agreeing to have the space plan revised by Landlord’s architect, the cost for which shall be subject to the Planning Allowance above and any costs in excess of the Planning Allowance shall be at Tenant’s sole cost and expense, in order to assure that the estimated construction cost is either:

i) No more than the tenant improvement allowance; or

ii) Exceeds the Tenant improvement allowance by an amount that the Tenant agrees to pay. After exhaustion of the tenant improvement allowance, any amount payable by Tenant for tenant improvements in excess of the tenant improvement allowance shall be billed periodically to Tenant by Landlord as the work proceeds, and Tenant agrees to pay each such invoice within fifteen (15) business days following its delivery.

Tenant will give immediate attention to establishing Tenant’s Maximum Approved Cost and respond to Landlord within five (5) business days of receipt of the estimate of construction costs. Upon Tenant’s timely fulfillment of its obligations above, Tenant’s Maximum Approved Cost will be established.

Upon establishment of Tenant’s Maximum Approved Cost, Landlord will cause to be prepared and delivered to Tenant the working drawings, the construction schedule, and the final construction budget proposal for the improvements in accordance with the final space plan. If the final construction budget is less than Tenant’s Maximum Approved Cost, the Landlord will take steps necessary to commence construction of the improvements to the premises in coordination with Tenant. If the final construction budget is more than Tenant’s Maximum Approved Cost, Landlord will so notify Tenant in writing and Tenant will 1) agree in writing to pay the amount by which the final construction budget exceeds the Tenant’s Maximum Approved Cost or 2) request Landlord to revise the working drawings, the cost for which shall be subject to the Planning Allowance above and any costs in excess of the Planning Allowance shall be at Tenant’s sole cost and expense, in order to assure that the final construction budget is no more than Tenant’s Maximum Approved Cost. Tenant will give its immediate attention to Tenant’s Maximum Approved Cost approval process and to respond to Landlord within five (5) business days after submissions.

Following approval of the final working drawings and Tenant’s Maximum Approved Cost by Landlord and Tenant, Landlord will cause application to be made to the appropriate governmental authorities for necessary approvals and building permits. Upon receipt of the necessary approvals and permits, Landlord will begin construction of the improvements, subject to the rights of Tenant in possession or upon vacation of premises by Tenant in possession.

Landlord shall coordinate construction of the improvements with Tenant. Landlord shall promptly notify Tenant of any changes to the aforementioned construction schedule.

Landlord shall contract with the space planner and all contractors associated with the tenant improvements, with the exception of Tenant’s consultants. The electrical contractor will be NetVersant Power Systems; the HVAC contractor will be MacDonald-Miller Facility Services. Construction drawings shall be prepared by Landlord’s architect. Landlord shall obtain and

Lease Amendment (Lease Extension) – Insightful Corporation

May 11, 2004

reasonably consider bids from three (3) general contractors prior to selecting the general contractor to construct the tenant improvements. Landlord will coordinate the tenant improvement construction at no cost to Tenant.

Tenant may, at its option and subject to approval by Landlord, contract directly with contractors for the installation of phone and data cabling, purchase and installation of furniture, and any other tenant improvement expense approved by Landlord. The costs for any such work or purchases shall be paid by Landlord as a part of the tenant improvement allowance. Tenant shall agree to submit any contractor’s invoices received by Tenant for such work or purchases to Landlord in a timely manner; Landlord shall make payment for any such work directly to Tenant’s contractors.

During the course of the construction of the improvements to the Premises, Landlord shall notify Tenant promptly of any change to the working drawings that adversely affects Tenant’s intended use of the Premises, or which increases the cost of construction and exceeds the tenant improvement allowance and thereby affects Tenant’s Maximum Approved Cost, if any; such notification shall include the total proposed cost of such change if such cost exceeds the tenant improvement allowance. If any increase in the cost of construction should exceed the tenant improvement allowance and no Tenant’s Maximum Approved Cost has previously been established, Tenant’s Maximum Approved Cost shall be established as outlined above. Tenant shall notify Landlord in writing of its approval or disapproval of any such change within five (5) business days after receipt of such notification. If Tenant fails to respond to such notification within five (5) business days after delivery by Landlord, Tenant will be deemed to have approved the proposed change, as well as any increase in cost to Tenant, and Landlord will proceed to perform the change. If Tenant timely notifies Landlord of its disapproval of any change to the working drawings, Landlord and Tenant shall work together to reasonably modify the working drawings to address Tenant’s concerns with respect to such change.

Any tenant improvement, build-out or construction performed by Landlord shall be performed in a good and workmanlike manner and shall comply with any government building codes or ordinances, including the Americans with Disabilities Act (ADA).

8. PARKING:

Parking shall be available at the rate of 2 spaces per 1,000 square feet of Rentable Area leased. Tenant shall have an option for forty-three (43) parking spaces at current market rates. The location of the assigned parking is subject to availability.

All parking arrangements will be made through Landlord’s parking lot contractor, Ampco System Parking (206-267-0713). If at the commencement of the Lease Term Extension Tenant elects not to rent the forty-three (43) parking spaces allotted to Tenant, or if during the Lease Term Extension any of the forty-three (43) parking spaces are returned to the Landlord, Landlord will, in the event that parking is not immediately available for re-assignment, have up to three (3) months to reassign those parking spaces to Tenant, following receipt of Tenant’s written request.

Additional parking spaces may be made available to Tenant on a month-to-month basis with the understanding that they may be subject to return to Landlord with not less than thirty (30) days advance written notice

The current parking rates as of May 11, 2004, are as follows:

Reserved space:	$125.00 per month
Covered parking space:	$ 92.48 per month ($ 85.00 plus WSST)
Uncovered parking space:	$ 81.60 per month ($ 75.00 plus WSST)

Parking rates are determined by market conditions and are subject to change.

Lease Amendment (Lease Extension) – Insightful Corporation

May 11, 2004

9. OPTION TO RENEW:

Tenant will have one (1) option for an additional Lease Term Extension of three (3) years (“Second Extended Term”). The terms and conditions of the Lease during the Second Extended Term will be the same as the terms of the Lease, as modified by this Amendment, except for rent and tenant improvements. The rental rate for the Second Extended Term shall be no greater than the market rate, at the time Tenant exercises its option to renew for the Second Extended Term, for comparable office space in the Lake Union area, taking into consideration the normal concessions available to tenants in the market. Tenant may exercise its option to renew for the Second Extended Term by providing written notice to Landlord at any time, but no later than eight (8) months prior to expiration of the Lease Term Extension.

If the Landlord and Insightful Corporation are not able to agree on the amount of fair market rental within thirty (30) days after the date Insightful Corporation exercises its extension option, either Landlord or Tenant may terminate the option or submit the determination of the fair market rental value of the Premises to binding arbitration. If Landlord and Insightful Corporation are not able to agree upon a single arbitrator within thirty (30) days after the expiration of the prior 30 day negotiating period, then during the following ten (10) day period, Landlord and Insightful Corporation shall each designate an expert, who shall be a licensed MAI appraiser or a commercial real estate agent with at least five (5) years experience in the commercial leasing market in which the Premises are located. The two experts so selected shall appoint an arbitrator similarly qualified, whose determination of fair market rental value shall be binding upon Landlord and Insightful Corporation. Each party shall bear their own expenses of the arbitration except that the cost of the arbitrator shall be paid by the party whose final offer of fair market rent during the thirty (30) day negotiation period is farthest from the amount determined by the arbitrator.

10. BUILDING HOURS/HVAC:

Landlord agrees to furnish to the Premises during generally recognized business days, and during hours determined by Landlord, currently from 7:00 a.m. to 6:00 p.m. Mondays through Fridays, excluding legal holidays, in its sole discretion, and subject to the Rules and Regulations of the Building or Project, heating, ventilation and air conditioning (“HVAC”) as required in Landlord’s reasonable judgment for the comfortable use and occupancy of the Premises. If Tenant desires HVAC at any other time, Landlord shall use reasonable efforts to furnish such service upon reasonable notice of not less than forty-eight (48) hours in advance. Tenant agrees to pay Landlord’s charges as set forth herein, for such additional HVAC service on demand. Landlord’s current charge for such additional HVAC is $25.00 (twenty-five dollars) per hour per floor; the charge for additional HVAC is subject to costs of energy, water and other utilities as determined by local public utilities and may be subject to change at any time.

11. OTHER PROVISIONS:

All other provisions of the Lease shall remain in full force and effect, with the exception of the following:

a)	Section 5.2 (Adjusted Base Rent), paragraph a, is hereby deleted in its entirety;

Lease Amendment (Lease Extension) – Insightful Corporation

May 11, 2004

b)	Section 5.2 (Adjusted Base Rent), paragraph b, is hereby deleted in its entirety;

c)	Section 28 (Brokerage Fees) is hereby replaced in its entirety to read as follows:

“Tenant warrants and represents that it has not dealt with any real estate broker or agent in connection with this Lease Amendment or its negotiation except Chiles & Company, Inc. and Broderick Group, Inc. The Landlord shall pay Broderick Group, Inc. a leasing commission of $1.00 per RSF leased per year as a result of the Lease Amendment. The leasing commission shall be initially based on 21,520 rentable square feet. The total commission will be adjusted when the modified rentable area is determined. Any partial year shall be prorated. The first half of the commission shall be due and payable upon the execution of the Lease Amendment. The second half of the commission shall be due and payable when the Modified Premises are determined.”

In the event of any conflict between the terms of this Amendment and the Lease, the terms of this Amendment shall prevail.

LANDLORD		TENANT

Lake Union Building LLC		Insightful Corporation

By:	/s/ Jean L. Barber	By:	/s/ Jeffrey E. Coombs
Jeff Coombs
Its:	CFO of Sole Member	Its:	President & Chief Executive Officer
Date:	5/24/04	Date:	5/17/04

Lease Amendment (Lease Extension) – Insightful Corporation

May 11, 2004

ACKNOWLEDGMENT OF LANDLORD

STATE OF WASHINGTON	)
	)	ss.
COUNTY OF KING	)

On this                      day of                                         , 20     , before the undersigned, a Notary Public in and for the State of Washington, personally appeared                                                               and                                                               to me known to be the                                                               and                                                               of the corporation that executed the within and foregoing Lease Amendment, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that they were authorized to execute said instrument and that the seal affixed is the corporate seal of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

NOTARY PUBLIC in and for the State of Washington,
residing at

Lease Amendment (Lease Extension) – Insightful Corporation

May 11, 2004

ACKNOWLEDGMENT OF TENANT

(Corporate)

STATE OF	)
	)	ss.
COUNTY OF	)

On this                                          day of                     , 20     , before the undersigned, a Notary Public in and for the State of                                                          , personally appeared                                                           and                                                               to me known to be the                                                           and                                                           of the corporation that executed the within and foregoing Lease Amendment, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that they were authorized to execute said instrument and that the seal affixed is the corporate seal of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

NOTARY PUBLIC in and for the State of Washington,
residing at